Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Lexington Realty Trust, and the effectiveness of Lexington Realty Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lexington Realty Trust and Lepercq Corporate Income Fund L.P. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

New York, NY
February 26, 2018